UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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8235 Forsyth Blvd. Suite 400

Clayton, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 6, 2018

July 27, 2018

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Notice is hereby given that the annual meeting of shareholders of FutureFuel Corp. will be held on Thursday, September 6, 2018 at 8235 Forsyth Blvd., 8th Floor, Goldstein Room, Clayton, Missouri 63105 at 10:00 a.m. local time, for the following purposes:

(1)	to elect three directors: Paul A. Novelly, Dale E. Cole, and Alain J. Louvel;

(2)	to ratify the appointment of RubinBrown LLP as our independent auditor for the year ending December 31, 2018; and

(3)	to transact such other business as may properly come before the meeting.

The record date for the determination of holders of our common stock entitled to notice of and to vote at the annual meeting of shareholders is July 17, 2018. Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting or any adjournment thereof. It is important that your shares be represented at this meeting to help ensure the presence of a quorum and to ensure that your shares are represented.

By Order of the Board of Directors,
/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 6, 2018.

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://www.envisionreports.com/ff, which does not have “cookies” that identify visitors to the site. This notice, the proxy statement attached to this notice, our annual report to shareholders for the year ended December 31, 2017, and our report on Form 10-Q for the quarter ended March 31, 2018 are also available free of charge from the “Investors” tab of our website at www.futurefuelcorporation.com.

YOUR VOTE IS IMPORTANT, PLEASE VOTE BY TOLL-FREE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

8235 FORSYTH BLVD., Suite 400

CLAYTON, MISSOURI 63105

PROXY STATEMENT

This Proxy Statement contains information relating to the 2018 annual meeting of shareholders of FutureFuel Corp. (or the Company, we, us, or our). Through this notice and proxy statement, our board of directors is soliciting proxies for this annual meeting. Our Annual Report for the year ended December 31, 2017 is also made available with this Proxy Statement, as are proxy cards and our report on Form 10-Q for the quarter ended March 31, 2018. These documents provide important information about our business, including audited financial statements.

Date, Time, and Place Information.

Date, Time, and Place of the Meeting.

The 2018 annual meeting of our shareholders will be held at 8235 Forsyth Blvd., 8th Floor, Goldstein Room, Clayton, Missouri 63105 on Thursday, the 6th day of September 2018 at 10:00 a.m., local time, subject to adjournments or postponements.

Approximate Date on Which this Proxy Statement Is First Sent to Security Holders.

Notice of the 2018 annual meeting of shareholders is first being mailed to shareholders, and this Proxy Statement, the form of proxy included herein, our 2017 Annual Report and our March 31, 2018 Report on Form 10-Q are first being made available electronically to shareholders on or around July 27, 2018.

Shareholder Proposals for the Next Annual Meeting.

Any shareholder desiring to make a proposal to be acted upon at the 2019 annual meeting of our shareholders and to be considered for inclusion in our proxy statement and form of proxy for that annual meeting, must present such proposal to us at our principal office set forth above by March 29, 2019.

In addition to any other applicable requirements, for business properly to be brought before an annual meeting by a shareholder (including business not to be considered for inclusion in our proxy statement), our bylaws provide that the shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive office, 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105, not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 20th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a shareholder’s notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. If a shareholder desires to submit a proposal to be acted upon at our 2019 annual meeting but not included in our proxy statement and form of proxy for that meeting, such shareholder must satisfy the advance notice provisions of our bylaws described herein.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable United States Securities and Exchange Commission (or SEC) proxy rules and the policies of the nominating/corporate governance committee of our board, particularly appendices A, B, and C of our nominating/corporate governance committee charter. A copy of our nominating/corporate governance committee charter may be found on our internet web site at http://ffu.client.shareholder.com/corporate-governance.cfm. In addition, a copy may be obtained free of charge through a written request to us at our principal executive office set forth above, attention corporate secretary.

Matters to Be Voted Upon.

The following matters are to be voted upon at the 2018 annual meeting of our shareholders.

PROPOSAL ONE - ELECTION OF DIRECTORS

Our board has nominated three persons for election to our board at the 2018 annual meeting of our shareholders: Paul A. Novelly, Dale E. Cole, and Alain J. Louvel, each as a Class C director.

Paul A. Novelly has been our chairman of the board since inception and chief executive officer since January 2013. Mr. Novelly is chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chief executive officer of WPT GP, LLC, a director and the chairman of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. In the past five years, Mr. Novelly was a director of WPT GP, LLC, a wholly owned subsidiary of World Point Terminals, Inc. and general partner of World Point Terminals, LP. World Point Terminals, LP was a publicly traded master limited partnership listed on the New York Stock Exchange until July 2017. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and FCB Financial Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank. Mr. Novelly previously served on the board of directors of World Point Terminals, Inc., a Canadian and Toronto Stock Exchange company and the predecessor to World Point Terminals, Inc.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise as our chairman since 2005 and his knowledge of our operations and effectiveness of our business strategies provide valuable perspective to our board and add significant value. Additionally, Mr. Novelly’s experience as the chief executive officer of Apex Oil Company, Inc., AIC Limited, St. Albans Global Management, Limited Partnership, LLLP, and WPT GP, LLC and as the chairman of World Point Terminals, Inc., as well as a number of executive positions with other oil refining, terminalling, storage, and transportation companies, are integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Novelly’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Dale E. Cole has served on our board since August 2015 and is a graduate of the University of Texas at Austin with an undergraduate degree in business and finance and the Graduate School of Banking at Louisiana State University. Mr. Cole’s career in banking began in 1974 with Texas Bank and Trust Company in Dallas, TX. He then worked with First National Bank in Marshal, TX, and became President of Banc Texas McKinney in McKinney, TX in 1983. In 1988, Mr. Cole became Chairman and CEO of Worthen Banking Corporation, with two banks in Batesville and Newark, AR. Mr. Cole founded First Community Bank in 1997. He currently serves as Chairman and CEO of First Community Bank and its holding company. Mr. Cole previously served on the Board of Trustees of the Barret School of Banking in Memphis, TN, the Board of Visitors of the University of Arkansas Community College in Batesville, AR, the Board of the Chamber of Commerce, Economic Development Foundation in Batesville, AR, Lyon College Advisory Counsel, and the board of White River Medical Center in Batesville, AR. Mr. Cole currently serves as a trustee of Lyon College in Batesville. As of December 31, 2017, First Community Bank had 20 branch locations in Northeast Arkansas and Southwest Missouri and maintained assets of $1,339,893,950.

Mr. Cole's extensive career in banking built in him a strong foundation in business, regulatory environments, and corporate governance. Having served on numerous committees throughout his career, including compensation, trust, executive, asset/liability, investment, and many others, Mr. Cole's well-rounded experience and exposure in banking and regulatory environments will strengthen the governance function of our board. Additionally, Mr. Cole’s service and experience as chairman for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Alain J. Louvel, after receiving an MBA from Columbia University and a Master’s in Economics and Political Sciences degree from the Paris University, began his professional career in 1970 as an advisor to the Department of Industry and Trade of the Quebec Government.

In 1972, he joined Bank Paribas and for the next 33 years held numerous positions with Bank Paribas in France, Canada and the United States. From 1985 on, for a period of 10 years, he was responsible for the bank's energy, commodity and derivative activities, first in New York covering the Americas until 1991, and then in the Paris head office as global head. In 1996, Mr. Louvel returned to New York as the bank's head of territory for the Americas and completed his banking career as head of risk Management Americas, with overall responsibilities over credit, market, counterparty and operational risk for the combined operations of Bank Paribas and BNP following the merger that formed BNP Paribas, until his retirement from the bank in 2007.

Mr. Louvel currently serves as a director and/or member of the audit committee of Great West Life Insurance and Annuity, Putnam Investments LLC, and Mountain Asset Management LLC. He is also a trustee of the French Institute Alliance Francaise and a French Foreign Trade Counselor. Mr. Louvel previously served on the board of directors of World Point Terminals Inc., predecessor to World Point Terminals, LP’s parent and a Canadian and Toronto Stock Exchange company prior to June 2010.

Mr. Louvel’s extensive career in banking and his broad experience including responsibility for credit market and operational risk management built in him a strong foundation in business, regulatory environments, and corporate governance. Mr. Louvel’s well-rounded experience will strengthen the governance function of our board. Our nominating/corporate governance committee has determined that if elected, Mr. Louvel has no disqualifying relationships with us or our subsidiaries and will be considered independent of us under applicable SEC and New York Stock Exchange regulations.

Under our certificate of incorporation, our directors are divided into three classes, serving staggered three-year terms. Messrs. Novelly and Cole are standing for reelection, and Mr. Louvel is a new director nominee. Messrs. Novelly and Cole were most recently re-elected as Class C directors at our 2015 annual shareholder meeting. Each nominee has agreed, if elected at the 2018 annual meeting of our shareholders, to serve as a Class C member of our board for a three-year term expiring in 2021.

The persons named as attorneys-in-fact in the shareholder proxy card electronically available at http://www.envisionreports.com/ff will vote for the election of the nominees listed above as director, unless authority to so vote is withheld. Although our board expects that the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, shares of our common stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying shareholder proxy card.

The names of the nominees for election and the other continuing members of our board, and certain other information with respect to such persons, are set forth below.

Nominees for Election as a Class C Director for a Three-Year Term Expiring in 2021

Name, Age, and Positions with the Company	Director of the Company Since
Paul A. Novelly, 74; Chairman and Chief Executive Officer	2005
Dale E. Cole, 70; Director	2015
Alain J. Louvel, 72, Director Nominee	n/a

Continuing Directors

Name, Age, and Positions with the Company	Class	Term Expiring	Director of the Company Since

Donald C. Bedell, 77. Mr. Bedell has been a member of our board since February 26, 2008.	A	2019	2008

Edwin A. Levy, 81. Mr. Levy has been a member of our board since November 26, 2005.	A	2019	2005

Terrance C.Z. Egger, 60. Mr. Egger Has been a member of our board since August 27, 2015	A	2019	2015

Paul M. Manheim, 69. Mr. Manheim has been a member of our board since July 15, 2011.	B	2020	2005

Jeffrey L. Schwartz, 69. Mr. Schwartz has been a member of our board since August 27, 2015.	B	2020	2007

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

PROPOSAL TWO - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

RubinBrown LLP has been our independent auditor for the fiscal years ending December 31, 2008 through December 31, 2017. Our board seeks shareholder ratification of its appointment of RubinBrown LLP as our independent auditor for the fiscal year ended December 31, 2018. A representative from the firm is expected to be present at the 2018 annual meeting of our shareholders and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions. Additional information regarding our independent auditor is set forth under the caption “Independent Public Accountants” beginning at page 30 below. If our shareholders do not ratify the appointment of RubinBrown LLP, our board will consider the selection of other auditors.

In light of the foregoing, we ask our shareholders to vote on the following resolution at the 2018 annual meeting of our shareholders.

RESOLVED, that the shareholders of the Company ratify the selection of RubinBrown LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Revocability of Proxy.

Execution and return of a proxy card will not in any way affect a shareholder’s right to attend and to vote in person at the 2018 annual meeting of our shareholders. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by: (i) filing a notice of revocation with our corporate secretary at 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105; (ii) executing and delivering a duly executed proxy bearing a later date; or (iii) attending the 2018 annual meeting of our shareholders and voting in person. A notice of revocation need not be on any specific form. Attendance at the 2018 annual meeting of our shareholders will not by itself constitute revocation of a proxy.

Dissenters Rights of Appraisal.

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the 2018 annual meeting of our shareholders.

Persons Making the Solicitation.

The solicitation in this Proxy Statement is being made by us. We will solicit proxies by mail, email or by telephone, and our directors, officers, and employees also may solicit proxies, without additional compensation, on our behalf. We will not be using any specially engaged employees or paid solicitors. All expenses incurred in this solicitation will be paid by us. Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

None of our directors has informed us in writing that he intends to oppose any action intended to be taken by us at the 2018 annual meeting of our shareholders.

Interest of Certain Persons in Matters to be Acted Upon.

None of our directors, executive officers, the nominees for director, or any of their associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2018 annual meeting of our shareholders.

Voting Securities and Principal Holders Thereof.

(Dollars in thousands, except per share amounts)

Voting Securities.

We only have one class of voting stock outstanding, and that is our common stock. As of July 17, 2018 (the record date for our 2018 annual shareholder meeting), there were outstanding 43,742,677 shares of our common stock. Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the 2018 annual meeting of our shareholders.

Record Date.

Our board has fixed the close of business on July 17, 2018 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the 2018 annual meeting of our shareholders. Accordingly, only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of the 2018 annual meeting of our shareholders and to attend and vote at such meeting.

No Cumulative Voting Rights.

Holders of our common stock do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners.

The following table sets forth the number and percentage of shares of our common stock owned by all persons known by us to be the beneficial owners of more than 5% of our shares of common stock as of July 17, 2018.

	Amount of	Percent of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock
Paul A. Novelly, 8235 Forsyth Blvd., Suite 400, Clayton, MO 63105 (a)	17,725,100	40.5%
(a)

Includes 17,078,450 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 271,650 shares of common stock held by Mr. Novelly personally.

Security Ownership of Management.

The following table sets forth information, as of July 17, 2018, regarding the beneficial ownership of our common stock by each of our directors and executive officers and the executive officers of FutureFuel Chemical Company. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them and none of such shares have been pledged as security.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock
Paul A. Novelly (a)	17,725,100	40.5%
Edwin A. Levy (b)	280,725	*
Paul M. Flynn	51,700	*
Donald C. Bedell (c)	58,650	*
Rose M. Sparks	13,124	*
Paul M. Manheim	13,103	*
Terrance C.Z. Egger	2,000	*
Dale E. Cole	350	*
Jeffrey L. Schwartz	0	*
Tom McKinlay	0	*
All directors and executive officers	18,144,752	41.48%

*     Denotes an ownership percentage of less than 1%.

(a)

Includes 17,078,450 shares of common stock held by St. Albans Global Management, Limited Partnership, LLLP, 375,000 shares of common stock held by Apex Holding Co., and 271,650 shares of common stock held by Mr. Novelly personally. Mr. Novelly is the chief executive officer of both named entities and thereby has voting and investment power over such shares, but he disclaims beneficial ownership except to the extent of a minor pecuniary interest.

(b)

Does not include 2,900 shares of our common stock owned by The Edwin A. Levy Charitable Foundation, Inc., a New York not-for-profit corporation as to which Mr. Levy is a founder and director but not a beneficiary. Mr. Levy disclaims beneficial ownership of shares owned by the Foundation.

(c)

Includes 2,400 shares of common stock owned by the Alexandra Nicole Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,453 shares of common stock owned by the Ashlyn Tate Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,400 shares of common stock owned by the Hailey Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 51,197 shares of our common stock held by the Africa Exempt Trust, of which Mr. Bedell is a beneficiary. Includes 200 shares of common stock owned by the Charlie Cash Bedell Trust, a trust established by Mr. Bedell for his grandson as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust.

Change in Control.

We are not aware of any arrangement (including any pledge by any person of any of our securities) the operation of which may at a date subsequent to the date of this Proxy Statement result in a change in control of us. Further, we are not aware that a change in control of us has occurred since the beginning of our last fiscal year.

Employment Agreement with Paul M. Flynn

Paul M. Flynn, FutureFuel Chemical Company’s executive vice president of business and marketing is party to an Employment Agreement dated July 2, 2014, which provides that Mr. Flynn would be entitled to certain payments or benefits, as applicable, upon the occurrence of a triggering event. The receipt of each of these payments or benefits is contingent upon Mr. Flynn executing and delivering to the Company a general release.

Upon a termination of Mr. Flynn’s employment for death or disability, Mr. Flynn would be entitled to an immediate full vesting of his remaining unvested restricted shares. Had such a termination occurred on December 31, 2017, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $352 based on the closing price of our shares of $14.07 on January 2, 2018 (the next trading day).

Upon a termination of Mr. Flynn’s employment by Mr. Flynn for good reason, as defined in the employment agreement, Mr. Flynn would be entitled to (i) an immediate full vesting of his remaining unvested restricted shares; (ii) payment of his base salary for a period of six months; and (iii) to the extent eligible, reimbursement of COBRA premiums for a period of six months. Had such a termination occurred on December 31, 2017, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $352 based on the closing price of our shares of $14.07 on January 2, 2018 (the next trading day), $109 as payment of his base salary for a period of six months, and $6 as reimbursement for COBRA premiums for a period of six months.

Upon the Company's voluntary termination of Mr. Flynn’s employment, as defined in the employment agreement, Mr. Flynn would be entitled to (i) an immediate vesting of 50% of the balance of his remaining unvested restricted shares; (ii) payment of his base salary for a period of six months; and (iii) to the extent eligible, reimbursement of COBRA premiums for a period of six months. Had such a termination occurred on December 31, 2017, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $176 based on the closing price of our shares of $14.07 on January 2, 2018 (the next trading day), $109 as payment of his base salary for a period of six months, and $6 as reimbursement for COBRA premiums for a period of six months.

Upon a change of control, as defined in the employment agreement, Mr. Flynn would be entitled to an immediate full vesting of his remaining unvested restricted shares plus payment of the amount, if any, by which $2,500 exceeds the value of the restricted shares at the time of the change in control. Had such a termination occurred on December 31, 2017, Mr. Flynn would have been able to receive accelerated vesting of restricted shares worth $352 based on the closing price of our shares of $14.07 on January 2, 2018 (the next trading day), plus a cash payment of $741.

Directors and Executive Officers.

Material Proceedings.

No director, officer, or affiliate of us, no owner of record or beneficially of more than five percent of any class of our voting securities, and no associate of any such director, officer, affiliate, or owner is a party in any material proceeding adverse to us or to any of our subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons.

Identification of Directors.

Our directors are as follows:

Name	Age	Director Since	Term Expires
Paul A. Novelly(a), chairman of the board and chief executive officer	74	2005	2018
Edwin A. Levy	81	2005	2019
Donald C. Bedell	77	2008	2019
Paul M. Manheim	69	2011	2020
Dale E. Cole(a)	70	2015	2018
Terrance C.Z. Egger	60	2015	2019
Jeffrey L. Schwartz	69	2015	2020
(a)	Messrs. Novelly and Cole are nominated for re-election at the 2018 Annual Shareholders Meeting.

There is no arrangement or understanding between any of the above directors and any other person pursuant to which such person was or is to be selected as a director.

Identification of Executive Officers.

The current executive officers of the Company are as follows:

Name	Position	Age	Officer Since
Paul A. Novelly	Chairman of the board and chief executive officer	74	2005
Thomas McKinlay	Chief operating officer	55	2017
Rose M. Sparks	Principal financial officer and chief financial officer	51	2012
Paul M. Flynn	Executive vice president	51	2015

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Identification of Certain Significant Employees.

The following individuals are executive officers of FutureFuel Chemical Company who are expected to make significant contributions to our business.

Name	Position	Age	Officer Since
Thomas McKinlay	Chief operating officer	55	2017
Rose M. Sparks	Chief financial officer	51	2013
Paul M. Flynn	Executive vice president of business and marketing	51	2014

There is no arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Family Relationships.

There is no family relationship between any of our executive officers and directors.

Business Experience of Our Directors and Executive Officers.

Paul A. Novelly has been our chairman of the board since inception and chief executive officer since January 2013. Mr. Novelly is chairman and chief executive officer of Apex Oil Company, Inc., a privately-held company based in St. Louis, Missouri engaged in the trading, storage, marketing, and transportation of petroleum products, including liquid terminal facilities in the Midwest and Eastern United States, and towboat and barge operations on the inland waterway system. Mr. Novelly is president and a director of AIC Limited, a Bermuda-based oil trading company, chairman, chief executive officer and a director of WPT GP, LLC, a director and the chairman of World Point Terminals, Inc., a Delaware company based in Missouri which is the owner of WPT GP, LLC, the general partner of World Point Terminals, LP which was a publicly traded master limited partnership which owns and operates petroleum storage facilities in the United States, and chief executive officer of St. Albans Global Management, Limited Partnership, LLLP, which provides corporate management services. He currently serves on the board of directors at Boss Holdings, Inc., a distributor of work gloves, boots and rainwear, and other consumer products, and FCB Financial Holdings, Inc., a holding company whose material subsidiary is Florida Community Bank. Mr. Novelly previously served on the board of directors of World Point Terminals, Inc., a Canadian and Toronto Stock Exchange company and the predecessor to World Point Terminals, Inc.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise as our chairman since 2005 and his knowledge of our operations and effectiveness of our business strategies provide valuable perspective to our board and add significant value. Additionally, Mr. Novelly’s experience as the chief executive officer of Apex Oil Company, Inc., AIC Limited, St. Albans Global Management, Limited Partnership, LLLP, and WPT GP, LLC and as the chairman of World Point Terminals, Inc., as well as a number of executive positions with other oil refining, terminalling, storage, and transportation companies, are integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Novelly’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Edwin A. Levy has been a member of our board since November 2005. He also serves as chair of our nominating/corporate governance committee and as a member of our compensation committee. In 1979, Mr. Levy co-founded Levy, Harkins & Co., Inc., an investment advisory firm, where he now serves as chairman emeritus of the board. Mr. Levy was a director of Traffix, Inc. between November 1995 and 2006, and served as a member of its audit committee and stock options committee. He is a director of WPT GP, LLC and World Point Terminals, Inc., a Delaware company based in Missouri which is the owner of WPT GP, LLC, the general partner of World Point Terminals, LP which was a publicly traded master limited partnership which owns and operates petroleum storage facilities in the United States. Mr. Levy previously served on the board of directors of World Point Terminals, Inc., a Canadian and Toronto Stock Exchange company and the predecessor to World Point Terminals, Inc.

Our board believes that Mr. Levy’s experience, knowledge, skills, and expertise as a member of our board and his knowledge of our operations and business strategies gained over his ten-plus years of service to us in that capacity provide valuable perspective to our board and add significant value. Additionally, Mr. Levy’s finance and investment experience from his involvement with Levy, Harkins & Co., Inc. is integral to our board’s assessment of our business opportunities and strategic options. Finally, Mr. Levy’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Donald C. Bedell has been a member of our board since March 17, 2008. He also serves as chair of our compensation committee and as a member or our audit committee. Mr. Bedell is chairman of the board of privately held Castle Partners and its affiliates, based in Sikeston, Missouri, which operate over 35 skilled nursing, health care, pharmaceutical, hospice, and therapy facilities throughout Missouri and other states. Mr. Bedell is a director of First Community Bank of Batesville, Arkansas and is a member of the executive committee of such bank and its holding company. He is also a director of WPT GP, LLC and World Point Terminals, Inc. FutureFuel Corp.’s chairman, Paul A. Novelly, is the chief executive officer of WPT GP, LLC and the chairman of the board of World Point Terminals, Inc. Mr. Bedell is the former chairman of the Missouri Department of Conservation. Mr. Bedell previously served on the board of directors of World Point Terminals, Inc., a Canadian and Toronto Stock Exchange company and the predecessor to World Point Terminals, Inc.

Our board believes that Mr. Bedell’s experience, knowledge, skills, and expertise acquired as the chairman at Castle Partners, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Bedell’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Paul M. Manheim has been a member of our board since July 15, 2011. Mr. Manheim also serves as chairman of our audit committee and as a member of our nominating/corporate governance committee. Mr. Manheim is currently the CEO of HAL Real Estate Inc., which develops and owns a portfolio of real estate in the Pacific Northwest consisting of multi-family, office, and mixed-use assets. HAL Real Estate Inc. is a subsidiary of HAL Holding N.V. Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas. From 2005 to 2015, Mr. Manheim was the chairman of the board of Shanghai Red Star Optical Company, which owns a portfolio of optical retail outlets in China and is affiliated with Europe’s largest optical retailer. Mr. Manheim has served as a director and chairman of the audit committee of WPT GP, LLC, the general partner of World Point Terminals, LP since 2013. Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and qualified as a Chartered Accountant in 1976.

Our board believes that Mr. Manheim’s experience, knowledge, skills, and expertise acquired as the president and chief executive officer at HAL Real Estate Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board and the Company. Additionally, Mr. Manheim’s service and experience as a director for other boards, strengthens the governance and functioning of our board. Finally, Mr. Manheim’s experience as the chairman of the audit committee of WPT GP, LLC and his experience as a chartered accountant add significant value to our board and the Company.

Dale E. Cole has been a member of our board since August 27, 2015. He also serves as a member of our audit committee. Mr. Cole's career in banking began in 1974 with Texas Bank and Trust Company in Dallas, TX. He then worked with First National Bank in Marshal, TX, and became President of Banc Texas McKinney in McKinney, TX in 1983. In 1988, Mr. Cole became Chairman and CEO of Worthen Banking Corporation, with two banks in Batesville and Newark, AR. Mr. Cole founded First Community Bank in 1997. He currently serves as Chairman and CEO of First Community Bank and its holding company. As of December 31, 2016, First Community Bank had 19 branch locations in Northeast Arkansas and Southwest Missouri and maintained assets of approximately $1.201 billion. In 2016, Mr. Cole was elected to the board of trustees of Lyon College in Batesville, AR and he serves on Lyon College’s finance committee. Mr. Cole previously served on the Board of Trustees of the Barret School of Banking in Memphis, TN, the Board of Visitors of the University of Arkansas Community College in Batesville, AR, the Board of the Chamber of Commerce, Economic Development Foundation in Batesville, AR, Lyon College Advisory Counsel, and the board of White River Medical Center in Batesville, AR.

Mr. Cole's extensive career in banking built in him a strong foundation in business, regulatory environments, and corporate governance. Having served on numerous committees throughout his career, including compensation, trust, executive, asset/liability, investment, and many others, Mr. Cole's well-rounded experience and exposure in banking and regulatory environments will strengthen the governance function of our board. Additionally, Mr. Cole’s service and experience as chairman for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Terrance C.Z. (Terry) Egger has been a member of our board since August 27, 2015. He also serves as a member of our compensation committee. Mr. Egger serves as publisher and CEO of Philadelphia Media Network, parent company of the Philadelphia Inquirer, the Philadelphia Daily News and Philly.com, that region’s largest news company. Mr. Egger oversees all operations of the newspaper and its affiliates. Mr. Egger served as president and CEO of the Cleveland 2016 Host Committee, Inc., where he led the successful effort for the City of Cleveland to host the 2016 Republican National Convention. In 2013, Mr. Egger retired as chairman of The Plain Dealer Publishing Co. in Cleveland, parent company of The Plain Dealer, Ohio's largest paper, where he had served in several executive capacities from 2006. From 1996 to 2006, Mr. Egger was the president and publisher of the St. Louis Post-Dispatch, where he supervised all operations, including its website STLtoday.com and Suburban Journals of Greater St. Louis. Terry started his newspaper career managing marketing and advertising for papers in Los Angeles, California and Tucson, Arizona. Mr. Egger is a member of the Board of Directors of Medical Mutual of Ohio and a member of the Board of Trustees of the Cleveland Clinic Foundation. He has a bachelor's degree from Augustana College and a master's degree in speech communication from San Diego State University.

Our board believes that Mr. Egger’s experience, knowledge, skills, and expertise, including experience and understanding of business strategy, development, supervision, operations and management add significant value to our board. Additionally, Mr. Egger’s service and experience on other boards, strengthens the governance and functioning of our board.

Jeffrey L. Schwartz has been a member of our board since August 27, 2015. Mr. Schwartz also serves as a member of our nominating/corporate governance committee. Since 2008, Mr. Schwartz has been a founder and principal of Digital Direct Ventures (DDV), which partners with companies seeking to create a digital presence for their companies. He also started Old Pro Inc. (OPI) which invests in and provides financial and technical consulting to early stage technology companies, including successes like DraftStreet.com and JW Player Incorporated. From 1995 to 2008, Mr. Schwartz was the chief executive officer of Traffix, Inc. and its predecessor, Quintel Communications, Inc., a NASDAQ listed company and leading digital marketer. Mr. Schwartz has been involved in all aspects of web-based and technology commerce, including online and search engine marketing, interactive games, list brokerage and creative services. Mr. Schwartz serves as a member of the board of directors of Troika Media Group, a branding and advertising agency that specializes in creating and implementing brand strategies for major brands in the entertainment and sports industries.

Our board believes that Mr. Schwartz’s experience, knowledge, skills, and expertise, including experience and understanding of business strategy, development and marketing add significant value to our board and the Company.

Thomas McKinlay became FutureFuel Corp.’s and FutureFuel Chemical Company’s chief operating officer on January 9, 2017. Mr. McKinlay, is a Chemical Engineer and business operations executive with over 30 years of global experience in the oil and gas industry.  He has extensive experience in the oil and gas industry on both sides of the Atlantic. This includes responsibility for large scale refining and trading operations; midstream assets; renewables production and trading; retail; contract negotiation; and mergers and acquisitions.

For over two years prior to his hire by FutureFuel, Mr. McKinlay was the owner and president of Gilrita Consulting Limited, a UK based independent downstream consultancy firm.  Prior to Gilrita Consulting Limited, he was Executive Vice President of Murphy Oil Corporation for more than three years, a role which latterly incorporated the role of Managing Director of Murco Petroleum Limited, a UK based oil refining company.  Mr. McKinlay was employed for approximately six years by Murphy Oil where he became Executive Vice President of Worldwide Downstream Operations.  Mr. McKinlay received a bachelor of science in chemical engineering (with honors) from the University of Strathclyde in Glasgow, UK in 1985.

Our board believes the experience, knowledge, skills, and expertise Mr. McKinlay acquired in his past roles in operations add significant, strategic value to the Company. Additionally, Mr. McKinlay’s experience with large scale production and trading provides the Company with significant understanding in the regional and global biodiesel industry.

 Rose M. Sparks has been our principal financial officer, treasurer, and principal accounting officer since November 8, 2012, and our chief financial officer since June 1, 2013. Prior to June 1, 2013, Mrs. Sparks served as the controller of FutureFuel Chemical Company since its acquisition in 2006 and has over twenty years of experience at the Batesville facility. Prior to our acquisition of FutureFuel Chemical Company, Mrs. Sparks worked for Eastman Chemical as the controller at the Batesville plant. Mrs. Sparks is a certified public accountant.

Our board believes that Mrs. Sparks’ experience, knowledge, skills, and expertise acquired as controller of FutureFuel Chemical Company, and her knowledge of our operations and business strategies gained over her years of service in that role, as well as experience as certified public accountant, add significant value to us.

Paul M. Flynn became FutureFuel Chemical Company’s executive vice president of business and marketing on September 2, 2014. Mr. Flynn is a veteran business executive with 25 years in the chemical and biotech industries. After joining Monsanto Company in 2008 as Director of Strategic Alliances, he spent six years developing corporate strategy, and recently led its development of a new biologicals growth platform. Prior to Monsanto, Mr. Flynn was global business manager for automotive and electrical products for Eastman Chemical Company. He eventually led the strategy development and execution for transforming Specialty Plastics into a profitable growth division for Eastman. He has extensive global experience, including prior relocations to Japan and Singapore. He received an MBA from Kellogg School of Management, Northwestern University and graduated from Athlone Institute in Ireland with a B.S. in Polymer Technology.

Our board believes the experience, knowledge, skills, and expertise Mr. Flynn established in Monsanto Company’s corporate strategy division adds significant, strategic value to the Company. Additionally, Mr. Flynn’s experience with Eastman’s Specialty Plastics division and as a global business manager provides to the Company a fresh perspective and practical insight to the regional and global chemical industry.

Transactions with Related Persons.

From time to time, we enter into transactions with companies affiliated with, or controlled by, Mr. Novelly, who is the chairman of our board, chief executive officer and a significant shareholder as set forth above, and in which Mr. Novelly has or will have a direct or indirect material interest. Revenues, expenses, prepaid amounts, and unpaid amounts related to these transactions during 2017 are summarized in the following table and are further described below.

Related party balance sheet accounts

(Dollars in thousands, except per share amounts)

As of December 31, 2017
Accounts receivable
Biodiesel, petrodiesel, blends and other petroleum products	$165
Total accounts receivable	$165
Prepaid expenses
Administrative services and other	$12
Total prepaid expenses	$12
Accounts payable
Natural gas and fuel purchases	$1,033
Travel and administrative services	$150
Total accounts payable	$1,183
Accrued liabilities
Travel and administrative services	$-
Total accrued liabilities	$-

Related party income statement accounts

(Dollars in thousands, except per share amounts)

Year Ended December 31, 2017
Revenues
Biodiesel, petrodiesel, blends and other petroleum products	$1,882
Total revenues	$1,882
Cost of goods sold
Biodiesel, petrodiesel, blends, and other petroleum products	$21,6556
Natural gas purchases	4,2871
Income tax, consulting services and other	80
Total cost of goods sold	$26,606
Distribution
Distribution and related services	$160
Total distribution	$160
Selling, general and administrative expenses
Commodity trading advisory fees	$307
Travel and administrative services	189
Total selling, general, and administrative expenses	$496

Biodiesel, petrodiesel and blends

FutureFuel enters into agreements to buy and sell biofuels (biodiesel, petrodiesel, biodiesel/petrodiesel blends, RINs, and biodiesel production byproducts) and other petroleum products such as gasoline with an affiliate from time to time. Such agreements are priced at the then current market price of the product, as determined from bids from other customers and/or market pricing services. Cost of goods sold related to these sales includes variable costs and allocated fixed costs.

Natural gas purchases

FutureFuel utilizes natural gas to generate steam for its manufacturing process and to support certain of its air and waste treatment utilities. This natural gas is purchased through an affiliate provider of natural gas marketing services. Expenses related to these purchases include the cost of the natural gas only; transportation charges are paid to an independent third party.

Income tax and consulting services

An affiliate provides professional services to FutureFuel, primarily in the area of income tax preparation and consulting. FutureFuel also receives certain finance and accounting expertise from this affiliate as requested. Expenses related to these services are comprised of an agreed quarterly fee plus reimbursement of expense, at cost.

Distribution and related services

Distribution and related services are comprised of barge transportation and related unloading charges for petrodiesel that were arranged and paid by an affiliate and subsequently rebilled to FutureFuel. Additionally, FutureFuel leases oil storage capacity from an affiliate under a storage and throughput agreement. This agreement provides for the storage of biodiesel, diesel or biodiesel/petrodiesel blends, methanol, and biodiesel feedstocks in above-ground storage tankage at designated facilities of the affiliate. Expenses related to this agreement include monthly lease charges, generally on a per barrel basis, and associated heating, throughput, and other customary terminalling charges.

Commodity trading advisory fees

FutureFuel entered into a commodity trading advisory agreement with an affiliate. Pursuant to the terms of this agreement, the affiliate provides advice to FutureFuel concerning the purchase, sale, exchange, conversion, and/or hedging of commodities as FutureFuel may request from time to time.

Legal, travel and administrative services

FutureFuel reimburses an affiliate for legal, trading, travel and other administrative services incurred on its behalf. Such reimbursement is performed at cost with the affiliate realizing no profit on the transaction.

Review, Approval, or Ratification of Transactions with Related Persons.

Any transaction in which we (or one of our subsidiaries) are a participant, the amount involved exceeds the lesser of $120,000 or 1% of our net income, total assets, or total capital, and in which any party related to us has or will have a direct or indirect material interest, must be approved by a majority of the disinterested members of our board of directors as fair to us and our shareholders. This policy was adopted by our board on January 8, 2007 and amended on February 2, 2011, and can be found through the “Investor Relations - Corporate Governance” section of our website (http://www.futurefuelcorporation.com). All of the agreements described above in this section have been approved by a majority of the disinterested members of our board of directors.

In addition, we adopted a Code of Business Conduct and Ethics which sets forth legal and ethical standards of conduct for our directors, officers, and employees and the directors, officers, and employees of our subsidiaries. This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; and (v) accountability for adherence to this Code. This Code was adopted by our board on February 3, 2011 and was last amended on January 1, 2016, is in writing, and can be found on our website at http://ffu.client.shareholder.com/corporate-governance.cfm. Note: Each of the transactions described above (under the caption “Transactions with Related Persons”) was undertaken in compliance with our Code of Business Conduct and Ethics and approved by a majority of the disinterested members of our board of directors.

Compliance with Section 16(a) of the Exchange Act.

Based solely upon a review of Forms 3 and Forms 4 and amendments thereto furnished to us under the rules of the SEC promulgated under Section 16 of the Exchange Act during the fiscal year ended December 31, 2017, and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended December 31, 2017, as well as any written representation from a reporting person that no Form 5 is required, we are not aware that any officers, members of our board of directors and/or beneficial owners of more than 10% of our common stock failed to file on a timely basis, as disclosed in the aforementioned forms, reports required by Section 16 of the Exchange Act during the year ended December 31, 2017.

Standing Audit Committee.

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and have adopted a revised audit committee charter. A copy of this revised audit committee charter has been posted on our website and may be accessed at http://ffu.client.shareholder.com/corporate-governance.cfm. The current members of the audit committee are as follows:

Donald C. Bedell

Dale E. Cole

Paul M. Manheim (Chair)

Audit Committee Financial Expert.

Our board of directors determined that each member of our audit committee is an audit committee financial expert. Each such member of our audit committee is independent, as independence for audit committee members is defined in the listing standards applicable to us.

Board Leadership Structure and Role in Risk Oversight.

Board Leadership Structure.

We have a board currently comprised of eight members. Our chairman and chief executive officer is Mr. Novelly. Our chairman presides over all meetings of our board and at all meetings of our shareholders. He provides strategic leadership and guidance to our board and management, he advises and consults with our chief financial officer and other executive officers, and he works with management and other committees of our board regarding strategies, risks, opportunities, and other matters.

The remaining members of our board are independent as described below, and these independent members comprise the membership of our board’s audit committee, nominating/corporate governance committee, and compensation committee. We have not designated any of these individuals as a lead independent director and there are no plans to do so.

We believe that consolidation of the offices of chairman and chief executive officer in Mr. Novelly is the appropriate leadership structure for us at this time. His breadth of experience and expertise in both capacities qualifies him for such service. Given his constant communication with executive management, this provides for adequate linkage between the board and management.

Role in Risk Oversight.

Our board as a whole is ultimately responsible for our risk management oversight. Our board is assisted by its committees, including our audit committee and compensation committee, whose duties are described in more detail below.

The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to our board or to committees of our board, and the related board or committee discussions and decisions. The committees of our board report to our board about their meetings.

Our chief executive officer addresses risk matters at regular and special board meetings. In addition, other members of senior management regularly provide reports directly to our board. Finally, our audit committee works closely with our independent public accountants in their review of risk and controls.

Corporate Governance/Director Independence.

Our board has adopted corporate governance guidelines which incorporate certain rules of the SEC and U.S. securities exchanges for use by our board when determining director independence. These guidelines include the Company’s Corporate Governance Guidelines, Policy for Approving Transactions with Related Parties, and Insider Trading Policy, copies of which may be found on our website at http://ffu.client.shareholder.com/corporate-governance.cfm. Our board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with us, including the potential for conflicts of interest, when determining director independence.

The nominating/corporate governance committee of our board evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full board as to the independence of directors and director nominees. Our board has determined that, of the seven current members of the board, the following six directors have no disqualifying relationships with us or our subsidiaries and are, therefore, independent: Edwin A. Levy, Donald C. Bedell, Paul M. Manheim, Dale E. Cole, Terrance C.Z. Egger, and Jeffrey L. Schwartz. In 2017, each of our board’s compensation, audit, and nominating/corporate governance committees was comprised of directors who were independent under such definitions. Our nominating/corporate governance committee has determined that, if elected, each of Messrs. Cole and Louvel will qualify as an independent director under the applicable SEC and stock exchange regulations. Accordingly, if the proposed slate of nominees is elected, our board will continue to maintain a majority of independent directors. The guidelines referenced above, as well as other corporate governance initiatives adopted by us, are also available to any shareholder free of charge upon request to our corporate secretary at our principal executive office set forth above.

Our independent directors meet in executive sessions (without our management) generally before or after meetings of the directors, and will meet more often as the need arises. None of our non-management directors presides at meetings of our non-management directors. Rather, a chairman is chosen at the beginning of each meeting.

Any interested party (and not just our shareholders) may make their concerns known to our non-management directors through our website at http://ffu.client.shareholder.com/contactus.cfm. In the “comment” section on this page, please indicate that the message is for our non-management directors, and the message will be provided to them.

Board Meetings and Committees; Annual Meeting Attendance.

Directors are expected to attend all meetings of our board and assigned committee meetings. Our board held two formal meetings during 2017 and took five actions by unanimous written consent in lieu of a meeting. All meetings were attended by all directors. Our directors are not required to attend annual shareholder meetings. The 2017 annual meeting of our shareholders was held on September 7, 2017, and no directors attended the annual shareholder meeting.

Our board maintained the following committees during 2017: audit committee, compensation committee, and nominating/corporate governance committee. The 2017 members of each of these committees, a summary of the responsibilities and authority of each of the committees, and the number of meetings held by each committee in 2017, follow.

Name of Committee and Members during 2017	Functions of the Committee	Number of Meetings in 2017
Audit: Paul M. Manheim (chair) Donald C. Bedell Dale E. Cole

-Appoints, compensates, and oversees the work of any public accounting firm employed by the Company;

-Resolves any disagreements between management and the auditor regarding financial reporting;

-Pre-approves all audit and non-audit services;

-Retains independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;

-Seeks any information it requires from employees, all of whom are directed to cooperate with the committee’s requests;

-Meets with the Company’s officers, external auditors, or outside counsel, as necessary; and

-Oversees that management has established and maintains processes to assure compliance by the Company with all applicable laws, regulations, and corporate policies.

Four (all members attended each meeting) One action by written consent

Name of Committee and Members during 2017	Functions of the Committee	Number of Meetings in 2017
Compensation: Donald C. Bedell (chair) Edwin A. Levy Terrance C.Z. Egger

-In consultation with the Company’s management, establishes the Company’s general policies relating to compensation of the Company’s officers and directors and the directors and executive officers of the Company’s subsidiaries, and oversees the development and implementation of such compensation programs;

-Approves the annual and long-term performance goals for the Company’s incentive plans (including incentive plans for the Company’s subsidiaries);

-Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and annually evaluates such officers’ performance in light of those goals and objectives and sets such officers’ compensation levels based on this evaluation;

-As required under applicable securities laws and rules, reviews the Compensation Discussion and Analysis section (CD&A) to be included in the Company’s annual proxy statement or other reports or filings with the SEC or other governmental authorities and stock exchanges, discusses the CD&A with the Company’s management, and recommends to the board that the CD&A be included in the Company’s annual report on Form 10-K, proxy statement on Schedule 14A or any other filing with the SEC and stock exchanges;

-Reviews and makes recommendations to the board periodically with respect to the compensation of all non-employee directors, including any compensation under the Company’s equity-based plans, monitor ownership compliance of its directors as required by under the Company’s stock ownership guidelines;

-Evaluates the committee’s performance and the adequacy of its charter on an annual basis and recommends any proposed changes to the board for approval; and

-With respect to Company directors and officers and executive officers of Company subsidiaries: review and approve base salary adjustments, managerial recommendations under Company’s annual bonus and incentive compensation plan; review and approve managerial recommendations of performance share awards and participants under Company’s stock option plan; review and approve managerial recommendations for new and modified compensation and benefit programs; and monitor ownership compliance as required by Company’s stock ownership guidelines.

Two (all members attended) One action by written consent

Name of Committee and Members during 2017	Functions of the Committee	Number of Meetings in 2017
Nominating/Corporate Governance: Edwin A. Levy (chair) Paul M. Manheim Jeffrey L. Schwartz

-Assists the board by identifying qualified candidates for director, and recommends to the board the director nominees for the next annual meeting of shareholders;

-Leads the board in its annual review of board performance;

-Recommends to the board director nominees for each board committee;

-Oversees the annual process of evaluation of the performance of the Company’s management; and

-Develops and recommends to the board corporate governance guidelines applicable to the Company.

One (all members attended)

Nominating/Corporate Governance Committee.

Our board has a nominating/corporate governance committee. That committee has a charter, a copy of which may be found at our internet web site at http://ffu.client.shareholder.com/corporate-governance.cfm. A copy may also be obtained free of charge by written request to our corporate secretary at our principal executive office set forth above.

Our nominating/corporate governance committee will consider director candidates recommended by our shareholders. To facilitate such nominations, our board has adopted Procedures for Shareholders Submitting Nominating Recommendations, which is Appendix B to our nominating/corporate governance committee charter. Those Procedures set forth the procedures for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, and the information required on each director nominee. Our board has also adopted a Policy on Shareholder Recommendation of Candidates for Election as Directors, which is Appendix C to our nominating/corporate governance committee charter. This Policy sets forth the evaluation process adopted by our board. Any shareholder desiring to submit a director nominee for consideration by the nominating committee of our board for the 2019 annual meeting of our shareholders must do so in accordance with our bylaws and policies described under “Shareholder Proposals for the Next Annual Meeting” beginning at page 1 above. Director nominations should be submitted in writing to our corporate secretary, acting as agent for the nominating/corporate governance committee, at FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105. A copy of such Procedures and Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the nominating committee reviews the background and qualifications of the nominee in accordance with the Policy Regarding Qualifications of Directors adopted by our board, which Policy is Appendix A to our nominating/corporate governance committee charter. A copy of such Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above. In selecting the slate of nominees to be recommended by the nominating/corporate governance committee to our board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the nominating/corporate governance committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; and the independence status of each nominee in accordance with our corporate governance guidelines, SEC rules, and other applicable laws and regulations. Our nominating/corporate governance committee does not differentiate in its evaluation of nominees as directors depending upon whether a nominee is recommended by one of our shareholders.

The nominating/corporate governance committee reports its recommendations concerning each director nominee to our board. Our board then considers the nominating/corporate governance committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next annual meeting of shareholders. Our board may, as a part of its consideration, request the nominating/corporate governance committee to provide it with such information pertaining to a director nominee as our board deems appropriate to fully evaluate the qualifications of the nominee.

The slate of nominees for directors for the 2018 annual meeting of our shareholders consists of Paul A. Novelly, Dale E. Cole, and Alain J. Louvel. Mr. Novelly and Mr. Cole are standing for reelection. Mr. Louvel is a new nominee recommended by the nominating/corporate governancecommittee to the board

Audit Committee.

As noted above, our board has a standing audit committee. The audit committee members during 2017 were: Paul M. Manheim (chair), Donald C. Bedell, and Dale E. Cole. All members of our audit committee are independent as determined in accordance with the listing standards applicable to us.

We have adopted an audit committee charter. A copy of this audit committee charter may be accessed on our internet website at http://ffu.client.shareholder.com/corporate-governance.cfm. A copy may also be obtained free of charge from us by written request to our corporate secretary at our principal executive office set forth above.

The primary duties and responsibilities of the audit committee are to monitor: (i) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) our compliance with related legal and regulatory requirements; and (iii) the independence and performance of our external auditor. The audit committee also selects our independent registered public accounting firm. Management of the Company is responsible for designing and implementing the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the audit committee has performed the duties required by its charter, and it has reviewed and discussed our consolidated financial statements for 2017 with management and the independent registered public accounting firm. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (or PCAOB) in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The audit committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to us is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the audit committee’s review of the representations of management and the report of the independent registered public accounting firm, the audit committee recommended to our board to include the audited financial statements in our Form 10-K and Annual Report for the year ended December 31, 2017.

Paul M. Manheim, Donald C. Bedell, and Dale E. Cole

Compensation Committee.

Our board has established a compensation committee. The compensation committee has a charter which may be found at http://ffu.client.shareholder.com/corporate-governance.cfm at our internet web site. In addition, a copy will be provided free of charge by written request to our corporate secretary at our principal executive office set forth above. Our processes and procedures for the consideration and determination of executive and director compensation are described in “Compensation of Directors and Executive Officers” beginning below.

Shareholder Communications.

Any shareholder who wishes to contact our board or any individual director serving on our board may do so by written communication mailed to: Board (Attention: Name of Director(s), if appropriate), Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105. A shareholder may also contact our board through the Investors Relations – Contact Us page of our internet site, http://ffu.client.shareholder.com/contactus.cfm. A shareholder choosing to contact us through our website must complete his or her name, email address, the subject he or she wishes to address, and any comments he or she wishes to make. In addition, the number seen at the bottom of the page must be entered. This security requirement prevents automated submissions.

Any proper communication received will be processed by our corporate secretary as agent for our board. A copy of the communication will be promptly forwarded to each member of our board or, if appropriate, to the member(s) of our board named in the communication. The original shareholder communication will be maintained on file in our corporate secretary’s office and made readily available to any director who should wish to review it.

Compensation of Directors and Executive Officers.

General

Our board of directors has established a compensation committee. The compensation committee’s responsibilities include, among other things, determining our policy on remuneration to our (that is, FutureFuel Corp.’s) officers and directors and the executive officers and directors of FutureFuel Chemical Company. Our directors receive an annual stipend of $30, but the stipend is prorated if their service was for less than the full year. Committee heads receive an additional $10 on an annual basis, again prorated if serving as committee chairman for less than the full year. The compensation committee also approved the payment to our directors of $2 for each board and committee meeting attended in person and $1 for each board and committee meeting attended telephonically. During 2017, the compensation committee reviewed and approved this fee schedule as reasonable and appropriate compensation to our directors and has determined to use the same fee structure for 2018.

We determined for 2017 not to pay salaries, bonuses, or other forms of cash compensation to any of our board members that serve as executive officers (in their capacities as such). Executive officer compensation will be monitored during 2018 and set or adjusted as the board deems appropriate.

In 2017, we paid salaries, bonuses, and other forms of compensation to the officers of FutureFuel Chemical Company as described below.

Compensation Discussion and Analysis

The objectives of our compensation program are to provide a competitive compensation package that rewards sustained financial and operating performance that creates long-term value for our shareholders. Our compensation programs are intended to meet the goals of attracting and retaining qualified personnel; motivating these individuals to achieve short-term and long-term corporate goals without undue risk-taking and to promote equity among executive officer positions, while considering external competitiveness and differences in job responsibilities.

The elements of our compensation program include base salary, bonuses, and certain retirement, insurance, and other benefits generally available to all employees. In addition, in 2017, our board adopted an omnibus incentive plan which was approved by our shareholders at our 2017 annual meeting on September 7, 2017 (the “Incentive Plan”). The Incentive Plan provides equity-based compensation to our executive officers and our directors. Our compensation committee, and the Company generally, makes decisions with respect to each compensation element paid or payable to our personnel on an individual-by-individual basis and does not necessarily take into account decisions made with respect to other elements of compensation that may be paid to such individual. The overall goal of our compensation program, however, is to achieve the goals described above.

Cash Salaries and Bonuses

We determined not to pay cash salaries or bonuses to Mr. Novelly for 2017. Our chairman and chief executive officer, Mr. Novelly, receives compensation from our affiliate, St. Albans Global Management, Limited Partnership, LLLP. Mr. Novelly did not receive any increase in salary, bonus, or other income to compensate him for his services to us. As to our other executive officers, the base salary for Mr. Dortch was not materially adjusted in 2017. The base salary for Mrs. Sparks was not materially adjusted in 2017. Mr. Flynn was hired in 2014, with a base salary set largely in line with our other executives at FutureFuel Chemical Company and commensurate with his experience. Mr. McKinlay was hired in 2017 with a base salary set largely in line with our other executives at FutureFuel Chemical Company and commensurate with his experience. The Company’s compensation committee and board have considered the advisory vote on executive compensation cast by our shareholders at our annual shareholders’ meeting on September 7, 2017. Such advisory vote was determined to be in line with recommendations of the compensation committee and the board and the compensation decisions and policies of the Company.

For the year 2017, we established a bonus pool for the employees of our subsidiary, FutureFuel Chemical Company. The total bonus target amount was determined by our chief executive officer in consultation with our other executive officers. Eligible FutureFuel Chemical Company employees hired after January 1, 2017 received $0.25. Eligible employees hired prior to January 1, 2017 received approximately 66 hours of pay at their normal hourly rate. Salaried employees of FutureFuel Chemical Company (other than certain lead executives) received an additional bonus amount ranging from $0 to $47. Bonuses to FutureFuel Chemical Company’s managers other than the lead executive team were determined by Future Fuel Chemical Company’s board of directors. Bonuses in 2017 for Mr. McKinlay, Mr. Dortch, Mr. Flynn, Mrs. Sparks, and other lead executives of FutureFuel Chemical Company were recommended by our chief executive officer, then reviewed and approved by the Compensation Committee of our Board after considering several factors, including our overall financial performance and comparative information regarding the executive pay practices of our competitors. Such bonus distributions were designed to be sufficient compensation for the services rendered, competitive with market rates for similar services, and sufficient to motivate these individuals to aid in our achievement of short-term and long-term corporate goals.

We expect to establish an annual cash bonus program for fiscal years commencing after 2017 with a target of 10% of after-tax earnings of FutureFuel Chemical Company, subject to certain adjustments, and solely on a discretionary basis. In determining actual bonus payouts for such years, we expect that the compensation committee will consider performance against performance goals to be established by us, as well as individual performance goals. We expect that this annual cash bonus program will apply to certain key employees of FutureFuel Chemical Company in addition to the executives whose compensation is described herein. The actual amount of bonuses, if any, will be determined near the end of our fiscal year.

Omnibus Incentive Plan

Our board of directors adopted an omnibus incentive plan, which was approved by our shareholders at our 2017 annual shareholder meeting on September 7, 2017 (the ”Incentive Plan”). The purpose of the Incentive Plan is to:

●

Encourage ownership in us by key personnel whose long-term employment with or engagement by us or our subsidiaries (including FutureFuel Chemical Company) is considered essential to our continued

progress and, thereby, encourage recipients to act in our shareholders’ interests and share in our success;

●	Encourage such persons to remain in our employ or in the employ of our subsidiaries; and
●	Provide incentives to persons who are not our employees to promote our success.

The Incentive Plan authorizes us to issue stock options (including incentive stock options and nonqualified stock options), stock awards, and stock appreciation rights. To date, no options for shares of stock and no awards of shares of stock have been made. Please see Note 13 to our consolidated financial statements for a detailed discussion of 2017 stock based compensation awards.

Eligible participants in the Incentive Plan include (i) members of our board of directors and our executive officers; (ii) regular, active employees of us or of any of our subsidiaries; and (iii) persons engaged by us or by any of our subsidiaries to render services to us or our subsidiaries as an advisor or consultant.

Awards under the Incentive Plan are limited to shares of our common stock, which may be shares reacquired by us, including shares purchased in the open market, or authorized but un-issued shares. Awards are limited to 10% of the issued and outstanding shares of our common stock in the aggregate, or 4,374,167 shares, as of the date of adoption of the Incentive Plan. Taking into account the prior grants of stock options and stock awards under the Incentive Plan (none of which have been granted as of December 31, 2017), all such shares are remaining to be issued under the Incentive Plan.

The Incentive Plan is administered by: (i) our board, (ii) a committee of our board appointed for that purpose; or (iii) if no such committee is appointed, our board’s compensation committee (in any case, the “Administrator"). The Administrator may appoint agents to assist it in administering the Incentive Plan. The Administrator may delegate to one or more individuals the day-to-day administration of the Incentive Plan and any of the functions assigned to the Administrator in the Incentive Plan. Such delegation may be revoked at any time. All decisions, determinations, and interpretations by the Administrator regarding the Incentive Plan and the terms and conditions of any award granted thereunder will be final and binding on all participants.

The Incentive Plan became effective upon its approval by our shareholders and continues in effect for a term of ten years thereafter unless amended and extended by us or unless earlier terminated. The individuals and number of persons who may be selected to participate in the plan in the future is at the discretion of the Administrator and, therefore, are not determinable at this time. Likewise, the number of stock options, stock awards and stock appreciation rights that will be granted to eligible participants pursuant to the plan are not determinable at this time.

The Administrator may grant a stock option or provide for the grant of a stock option either from time to time in the discretion of the Administrator or automatically upon the occurrence of events specified by the Administrator, including the achievement of performance goals or the satisfaction of an event or condition within the control of the participant or within the control of others. Each option agreement must contain provisions regarding (i) the number of shares of common stock that may be issued upon exercise of the option; (ii) the type of option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the term of the option; (v) such terms and conditions on the vesting or exercisability of the option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the option and forfeiture provisions; and (vii) such further terms and conditions not inconsistent with the plan as may be determined from time to time by the Administrator. Unless otherwise specifically determined by the Administrator or otherwise set forth in the Incentive Plan, the vesting of an option will occur only while the participant is employed or rendering services to us or one of our subsidiaries, and all vesting will cease upon a participant’s termination of employment for any reason.

The Administrator may grant annual performance vested options. Performance will be tied to annual cash flow targets (our consolidated income plus depreciation plus amortization) in amounts to be determined. Annual performance vested options will vest 25% for each year that the annual cash flow target is achieved (with provisions for subsequent year catch-ups). Neither our management nor our compensation committee, however, has through the year ended December 31, 2017 made any awards that were contingent upon the achievement of specified performance goals or that were otherwise performance-vested. Rather, through 2017, all grants were made in the discretion of our compensation committee based upon their authority under the Incentive Plan.

The Administrator may grant cumulative performance vested options. Performance will be tied to cumulative cash flow in amounts to be determined for periods to be determined.

The Administrator may issue other options based upon the following performance criteria either individually, alternatively, or in any combination, applied to either us as a whole or to a business unit, subsidiary, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and (xxi) any other similar criteria.

Such options will vest and expire (including on a pro rata basis) on such terms as may be determined by the Administrator from time to time consistent with the terms of the Incentive Plan.

The Administrator may award our common stock to participants. The grant, issuance, retention, or vesting of each stock award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the participant. Unless otherwise provided for by the Administrator, upon the participant’s termination of employment other than due to death or retirement, the unvested portions of the stock award and the shares of our common stock subject thereto will generally be forfeited. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to death or retirement, all outstanding stock awards will continue to vest provided certain conditions to be determined are met. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to his death, a portion of each outstanding stock award granted to such participant will immediately vest and all forfeiture provisions and repurchase rights will lapse as to a prorated number of shares of common stock determined by dividing the number of whole months since the grant date by the number of whole months between the grant date and the date that the stock award would have fully vested.

The Administrator may grant stock appreciation rights either alone or in conjunction with other awards. The Administrator will determine the number of shares of common stock to be subject to each award of stock appreciation rights. The award of stock appreciation rights will not be exercisable for at least six months after the date of grant except as the Administrator may otherwise determine in the event of death, disability, retirement, or voluntary termination of employment of the participant. Except as otherwise provided by the Administrator, the award of stock appreciation rights will not be exercisable unless the person exercising the award of stock appreciation rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for us or one of our subsidiaries.

In the event there is a change in control of the Company, as determined by our board, our board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on cash awards or stock awards; and (iii) provide for the cancellation of awards for a cash payment to the participant.

Our prior omnibus incentive plan (the “Prior Plan”) was adopted by our shareholders at our 2007 annual shareholder meeting on June 26, 2007.  The Prior Plan expired on June 26, 2017.  Under the Prior Plan, we were authorized to issue 2,670,000 shares of our common stock. Through the expiration of the Prior Plan, we issued options to purchase 1,060,500 shares of our common stock and awarded an additional 414,800 shares to participants under the Prior Plan. No further awards will be granted under the Prior Plan.

Federal Income Tax Consequences of the Incentive Plan

Upon the exercise of a non-qualified stock option, a participant in the Incentive Plan will realize income in the year of exercise equal to the difference between the exercise price and the value of the shares acquired, and we may deduct an amount equal to the income recognized by the participant, subject to the limits under applicable laws. We will not receive a tax deduction at the time of a grant or exercise of an incentive stock option, and no income is recognized by a participant when an incentive stock option is granted or exercised. When an incentive stock option is exercised, the difference between fair market value at the date of exercise and the exercise price will be an item of adjustment for purposes of calculating the participant's alternative minimum tax for the year of exercise.

If the shares of our common stock acquired upon exercise of an incentive stock option are disposed of after the later of two years from the date of option grant or one year after the transfer of the shares to the participant (the "holding period"), any gain or loss upon disposition of the shares will be treated for federal income tax purposes as long-term capital gain or loss, as the case may be. A disposition includes a sale, exchange, gift or other transfer of legal title. In general, a participant's basis in the shares of our common stock received upon exercise of an incentive option will be the exercise price paid by him or her for the shares. If the option shares are disposed before the expiration of the holding period, all or part of any gain will be characterized as ordinary income depending upon the relative amount of the sale price of the shares as compared with the exercise price of the shares. The amount of ordinary income realized by an employee in a sale or exchange for which a loss would be recognized is limited to the excess of the amount realized on the sale or exchange over the stock's adjusted basis.

Ordinary income received on account of a disposition of shares within the holding period will be taxable as additional compensation, and we may treat that income as a deductible expense for federal income tax purposes.

Retirement Benefits

We adopted a 401(k) plan for FutureFuel Chemical Company which is generally available to all of its employees.

Say-on-Pay

At our 2017 annual meeting of shareholders held on September 7, 2017, we submitted a proposal to our shareholders regarding the 2016 compensation awarded to our executive officers (commonly known as a “say-on-pay” vote). Our shareholders approved the proposal. We hold our say-on-pay votes every three years. Our next say-on-pay vote will be held at the 2020 annual meeting of shareholders and our next advisory vote on the frequency of say-on-pay votes (commonly known as “say-when-on-pay” vote) will be held at the 2023 annual meeting of shareholders.

The Compensation Committee considers the results of our say-on-pay vote as one factor in evaluating our executive compensation practices.

Life Insurance and Other Employee Benefits

Our executive officers other than Mr. Novelly participate in employee welfare plans (life insurance, medical insurance, disability insurance, vacation pay, and the like) maintained by FutureFuel Chemical Company for all of its employees.

The Compensation Committee

Our compensation committee currently consists of Donald C. Bedell (Chair), Edwin A. Levy, and Terrance C.Z. Egger. Each of these individuals is an “independent director” under the rules of the NYSE, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended.

The following additional information regarding the Incentive Plan is as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	70,000(*)	$12.48(*)	4,374,167

(*) Granted pursuant to a prior separate omnibus incentive plan (the “Prior Plan”), which was adopted by our shareholders at our 2007 annual shareholder meeting on June 26, 2007. The shares to be issued under the Prior Plan were registered with the SEC on a Form S-8 filed on April 29, 2008.  The Prior Plan expired on June 26, 2017.  Under the Prior Plan, we were authorized to issue 2,670,000 shares of our common stock. Through the expiration of the Prior Plan, we issued options to purchase 1,060,500 shares of our common stock and awarded an additional 414,800 shares to participants under the Prior Plan. No further awards will be granted under the Prior Plan.

Recommendations from Management

Our chairman and chief executive officer makes recommendations to the compensation committee regarding salaries and bonuses for executive officers, as well as awards under the Incentive Plan. The compensation committee takes these recommendations into consideration in approving all such salaries, bonuses, and awards.

Summary Compensation Table.

Our executive officers were paid the following compensation for the three-year period ended December 31, 2017.

Summary Compensation Table (Dollars in thousands)

				Stock	Option	All Other
Person	Year	Salary	Bonus	Awards (d)	Awards (d)	Compensation	Total
Paul A. Novelly	2017	$0	$0	$108	$0	$0	$108
Chairman and chief executive officer	2016	$0	$0	$999	$0	$0	$999
FutureFuel Corp.	2015	$0	$0	$995	$0	$33	$1,028
Samuel W. Dortch (a) (e)	2017	$214	$88	$0	$0	$21	$323
Executive vice president and general manager,	2016	$203	$100	$0	$0	$19	$322
FutureFuel Chemical Company	2015	$220	$92	$0	$0	$19	$331
Rose M. Sparks (a)	2017	$170	$88	$0	$0	$24	$282
Chief financial officer, principal financial	2016	$161	$100	$0	$0	$17	$278
officer, and treasurer, FutureFuel Corp.	2015	$170	$75	$0	$0	$17	$262
Paul M. Flynn (a) (c)	2017	$213	$88	$342	$0	$22	$665
Executive vice president of business and marketing, FutureFuel Chemical Company	2016	$218	$100	$292	$0	$14	$624
	2015	$218	$92	$245	$0	$19	$574
Tom McKinlay (a)	2017	$264	$88			$13	$365
Chief operating officer
FutureFuel Chemical Company

(a)	Executive officers of FutureFuel Chemical Company for the years indicated.

(b)

For Mr. Novelly, includes director fees; for all others, includes contributions (including accrued contributions) to vested and unvested defined contribution plans, HSA matching contributions, and the dollar value of any insurance premiums paid by, or on behalf of, us during or for the covered fiscal year with respect to life and disability insurance for the benefit of the named person. The above amounts do not include travel expenses reimbursed pursuant to Company policy.

(c)

Mr. Flynn became FutureFuel Chemical Company’s executive vice president of business and marketing effective September 2, 2014. He was awarded 125,000 shares of our common stock, of which 25,000 vested immediately and 25,000 are to vest in each of the following four years.

(d)

Represents the grant date valuation of the awards under FASB ASC Topic 718. Assumptions used for determining the value of option awards reported here are set forth in Note 13 to our consolidated financial statements included elsewhere herein. Mr. Novelly’s prior year stock awards amount restated to conform with current year presentation

(e)	Mr. Dortch retired from the Company on December 31, 2017.

Grants of Plan-Based Awards.

No stock options or stock awards were granted under a plan to executive officers in 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards as of December 31, 2017 with respect to our executive officers.

(Dollars in thousands)

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Samuel W.		5,000		11.34	12/02/19
Dortch (b) (c)
Rose M.		5,000		11.34	12/02/19
Sparks (b) (c)
Paul M.						25,000	352
Flynn (a )

(a)

The company issued restricted stock awards to Mr. Flynn on September 2, 2014. 20% of the 125,000 shares awarded to Mr. Flynn vested immediately, with the remaining 100,000 shares vesting equally over four years. The total expense for the reward was $2,136, with 20% recognized immediately.

(b)

The option awards to Mrs. Sparks and Mr. Dortch that expire on December 2, 2019 vest annually over three years and have an exercise price equal to the mean between the highest and lowest quoted sales prices for the Company’s common stock as of the grant date. For a discussion of assumptions to estimate fair value, see Note 13 to our consolidated financial statements.

(c)	Mr. Dortch retired from the Company on December 31, 2017

Option Exercises and Stock Vested

The following table sets forth the number of options exercised by each of our executive officers in 2017 and stock awards that vested in 2017.

(Dollars in thousands)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Novelly (a)	0	0	83,333	1,356
Paul M. Flynn (a) (b)	0	0	25,000	342

(a)

The company issued restricted stock awards to Messrs. Novelly and Flynn on May 9, 2014 and September 2, 2014, respectively. Mr. Novelly’s 250,000 share award vested in three annual installments on the first, second, and third anniversaries of the grant date as service to the company is fulfilled. The total expense for the reward was $4,195 and will be recognized into expense equally over those three years. 20% of the 125,000 shares awarded to Mr. Flynn vested immediately, with the remaining 100,000 shares vesting equally over four years. The total expense for the reward was $2,136, with 20% recognized immediately.

(b)	Pursuant to Mr. Flynn’s restricted stock award, 25,000 shares vested in 2017. In 2017, 8,300 shares were withheld in payment of tax liability.

Compensation of Directors.

Our directors receive an annual stipend of $30, but prorated if their service was less than the full year. Committee heads receive an additional $10 on an annual basis, again prorated if serving as committee chairman for less than the full year. The compensation committee approved payment to our directors of $2 for each board and committee meeting attended in person and $1 for each board and committee meeting attended telephonically. During 2017, the compensation committee reviewed and approved this fee schedule as reasonable and appropriate compensation to our directors and determined to use the same fee structure for 2018.

The following is the compensation our directors earned for 2017.

(Dollars in thousands)
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul A. Novelly (a)	0	108	0	0	0	0	108
Edwin A. Levy	45	0	0	0	0	0	45
Paul G. Lorenzini (b)	32	0	0	0	0	0	32
Donald C. Bedell	49	0	0	0	0	0	49
Paul M. Manheim	48	0	0	0	0	0	48
Dale E. Cole	37	0	0	0	0	0	37
Terrance C.Z. Egger	35	0	0	0	0	0	35
Jeffrey L. Schwartz	34	0	0	0	0	0	34

(a)

The company issued 250,000 restricted stock awards to Mr. Novelly on May 9, 2014. Mr. Novelly’s 250,000 share award vested in three annual installments on the first, second, and third anniversaries of the grant date as service to the company is fulfilled. The total expense for the reward was $4,195 and was recognized into expense equally over those three years.

(b)	Deceased November 30, 2017.

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards as of December 31, 2017 with respect to our directors.

(Dollars in thousands)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (# ) Unexercisable	Equity Incentive Plan Awards: Number of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dale E.	10,000	0	0	13.99	12/18/20
Cole (a)
Terrance	10,000	0	0	13.99	12/18/20
C.Z. Egger (a)
Jeffrey L.	10,000	0	0	13.99	12/18/20
Schwartz (a)

(a)

In December 2015, we granted a total of 30,000 stock options to our new board members. The options awarded have an exercise price equal to the mean between the highest and lowest quoted sales prices for FutureFuel’s common stock as of the grant date as reported by the New York Stock Exchange. The options awarded vested immediately and expire on December 18, 2020. Please see Note 13 to our consolidated financial statements for a discussion of the Company’s plan-based awards.

Pay Ratio Disclosure

This section provides the annual ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s principal executive officer (“PEO”) is Mr. Paul A. Novelly. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization.  The Company believes its compensation philosophy and process yield an equitable result.

Median Employee total annual compensation   $ 58,480

Mr. Paul A. Novelly (‟PEO”) total annual compensation   $ 108,000

Ratio of PEO to Median Employee Compensation 1.8:1.0

In determining the median employee, a listing was prepared of all employees as of December 31, 2017.  Employees’ actual gross wages and salaries were used for the full year of 2017.  The median amount was selected from the list.  For simplicity, the value of the Company’s 401(k) plan and medical benefits provided was excluded.  As of December 31, 2017 the Company employed 592 persons of which 388 were operations roll.

Compensation Committee Interlocks and Insider Participation.

The members of our compensation committee during 2017 were Donald C. Bedell, Terrance C.Z. Egger, and Edwin A. Levy. The committee was chaired by Mr. Bedell. None of such individuals are or have been an officer or employee of the Company, nor did we enter into any transactions with such individuals during 2017 (other than the payment of directors' fees and other compensation, as noted above, solely in their capacity as directors).

Mr. Novelly, Mr. Levy (one of our directors and a member of our compensation committee), Mr. Bedell (one of our directors and the chair of our compensation committee), and Mr. Manheim (one of our directors and the chair of the audit committee) are directors of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States. World Point Terminals, Inc. does not have a separate compensation committee.

Compensation Committee Report.

The compensation committee of our board has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K. Donald C. Bedell (chair), Terrance C.Z. Egger, and Edwin A. Levy

Independent Public Accountants.

The following table shows the aggregate fees billed to us by RubinBrown LLP for professional services attributable to 2016 and 2017.

	2016	2017
Audit Fees	$270,000	$280,000
Audit-Related Fees	12,000	12,000
Tax Fees	-	-
All Other Fees	-	-
Total	$282,000	$292,000

Audit fees include professional services rendered by RubinBrown LLP to us for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for 2016 and 2017. Audit related fees include assurance and related services provided by RubinBrown LLP to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. In 2016 and 2017, Audit-related fees were incurred for employee benefit plan audits and comfort letter procedures provided by RubinBrown LLP. Tax fees include professional services rendered by RubinBrown LLP for tax compliance, tax advice, and tax planning. These services include a review and preparation of our federal income tax return and several state income tax returns. All other fees include any services provided by RubinBrown LLP to us that are not otherwise included in the other three categories. RubinBrown LLP did not provide any other services to us in 2016 or 2017.

Our audit committee approves the engagement of our independent auditors prior to their rendering audit or non-audit services and sets their compensation. Pursuant to SEC regulations, our audit committee approves all fees payable to the independent auditors for all routine and non-routine services provided. Our audit committee considers and approves the budget for the annual audit and financial statement review services prior to the initiation of the work. Non-routine services in the ordinary course of business which are not prohibited under SEC regulation, such as tax planning, tax compliance, and other services generally are pre-approved on a case-by-case basis.

None of the hours expended on RubinBrown LLP’s engagement to audit our financial statements for 2017 were attributed to work performed by persons who were not RubinBrown LLP’s full-time, permanent employees.

Our audit committee is also required to consider the independence of RubinBrown LLP when engaging the firm to perform audit-related and other services. It was determined by our audit committee that audit-related and other services provided and the fees paid for those services for 2017 were compatible with maintaining the independence of RubinBrown LLP.

Financial Information - Annual Report.

Our Annual Report for the year ended December 31, 2017 is made available in connection herewith. We will provide without charge additional copies of our Annual Report upon written request. Requests and related inquiries should be directed to Corporate Secretary, FutureFuel Corp., 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105.

Other Proposed Actions.

Our board knows of no other matter to come before the 2018 annual meeting of our shareholders. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying shareholder proxy to vote such proxy in accordance with their best judgment.

Voting Procedures.

Required Vote.

In accordance with Delaware law and our bylaws, our directors will be elected at the 2018 annual meeting of our shareholders by a plurality of the votes cast by shareholders. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Any other matter on which shareholders vote at the 2018 annual meeting, including ratification of the appointment of RubinBrown LLP as our independent auditor for the year ending December 31, 2018, will be determined by the affirmative vote of a majority of the votes cast.

Quorum.

The presence, in person or by proxy, of shareholders owning shares of our common stock representing a majority of the votes entitled to be cast by shareholders at the 2018 annual meeting will constitute a quorum for the transaction of business at the annual meeting for which shareholders have the right to vote. Shareholders who deliver valid proxies or vote in person at the annual meeting will be considered part of the respective quorums. Once a share is represented for any purpose at the annual meeting, it is deemed present for quorum purposes for the remainder of the annual meeting and for any adjourned meeting. We will count abstentions as present and entitled to vote for purposes of determining the applicable quorum.

Proxies and Voting.

Shares of our common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the: (i) election of Paul A. Novelly, Dale E. Cole, and Alain J. Louvel as Class C directors of the Company; and (ii) approval of the appointment of RubinBrown LLP as our independent auditor for 2018.

You can vote for approval of a particular proposal by marking the shareholder proxy card enclosed herewith or available at http://www.envisionreports.com/ff with an “X” in the box under “FOR” for such proposal. If you do not wish to vote “FOR” the election of Paul A. Novelly, Dale E. Cole or Alain J. Louvel, you can mark such shareholder proxy card with an “X” in the box under “WITHHOLD” for Item 1 on the card next to their respective names, and you can vote against approval of any of the other proposals by marking such shareholder proxy card with an “X” in the box under “AGAINST” for such proposal. Abstentions (other than with respect to the election of directors) may be specified with respect to any of the resolutions by properly marking with an “X” in the box under “ABSTAIN” on the shareholder proxy card, and will be counted as present for the purpose of determining the existence of a shareholder quorum.

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares. Such entities may have authority to vote their customers’ shares on certain routine matters, including the ratification of auditors. When a firm votes its customers’ shares on routine matters, those shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters without instructions from the customers. Accordingly, those shares are not counted as votes against a non-routine matter, but rather are not counted at all for such a matter. Proposal 1 (election of directors)is not considered routine matters under New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those items. If you hold your shares in street name and wish for your shares to be voted on these matters, you must provide your broker with voting instructions.

You also may attend the 2018 annual meeting of our shareholders and vote your shares. We encourage you to vote your shares by proxy even if you plan to attend the annual meeting. If you do attend the annual meeting, you will be asked to present valid photo identification, such as a driver’s license or passport. If you hold your stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting such ownership on or after the July 17, 2018 record date for the meeting.

Delivery and Availability of Documents to Security Holders Sharing an Address.

Our Annual Report, Proxy Statement, and Notice of Internet Availability of Proxy Materials are being delivered or made available to each shareholder of record, even if two or more shareholders of record share an address. Shareholders sharing an address can request delivery of a single copy of our Annual Reports, Proxy Statements, and Notices of Internet Availability of Proxy Materials by requesting the same to our corporate secretary at 8235 Forsyth Blvd., Suite 400, Clayton, Missouri 63105.

Directions to the Annual Meeting

From North of St. Louis (Clayton, MO)

Follow I-70 East to I-170 South. Take Exit 1F for Ladue Road. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

From East of St. Louis (Clayton, MO)

Follow I-64/40 West. Take Exit 31A to I-170 North to Ladue Road exit 1F. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

From West of St. Louis (Clayton, MO)

Follow I-64/40 East toward St. Louis. Take Exit 31A to I-170 North to Ladue Road exit 1F. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

From South of St. Louis (Clayton, MO)

Follow I-270 North. Take I-64/40 East. Take Exit 31A to I-170 North to Ladue Road exit 1F. Turn right on Ladue Road. Road name changes to Maryland Avenue. Follow to Forsyth Boulevard. 8235 Forsyth (Merrill Lynch Building) is at Maryland and Forsyth. Garage parking is available behind the building. The meeting entrance is from the main entry way of the 8235 Forsyth building. Take elevator to the 8th floor, Goldstein Conference Room.

By Order of the Board of Directors
/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

July 27, 2018

FUTUREFUEL CORP.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Vote by Internet or telephone.

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 6, 2018.

Vote by Internet

- Go to **www.envisionreports.com/FF**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message
- There is no charge to you for the call.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1. To elect three Class C directors of the Corporation to serve a three-year term expiring 2021.

Nominee	For	Withhold
01 - Paul A. Novelly	☐	☐
02 - Dale E. Cole	☐	☐
03 - Alain J. Louvel	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02VQBA

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

FUTUREFUEL CORP.

Proxy — FUTUREFUEL CORP.

Notice of 2018 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — September 6, 2018

Each of Jordan Federko and Christopher Schmitt is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FutureFuel Corp. to be held on September 6, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD (OR SUBMIT YOUR VOTE BY INTERNET OR TELEPHONE) AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

(Items to be voted appear on reverse side.)